NewsRelease

Contact: John Byczkowski, FHLBank Cincinnati	For Immediate Release July 26, 2007

513-852-7085 (office) or 513-382-7615 (cell)

PUBLIC INTEREST DIRECTOR NAMED TO BOARD

OF FEDERAL HOME LOAN BANK OF CINCINNATI

CINCINNATI – The Federal Housing Finance Board has appointed Cleveland attorney Leslie Dolin Dunn as a public interest director to the Board of Directors of the Federal Home Loan Bank of Cincinnati.

A resident of Shaker Heights, Ohio, Ms. Dunn has had a long business and legal career. She is the former Senior Vice President of Business Development, Secretary and General Counsel of Cole National Corp., a NYSE-listed company, and previously was a partner in the business practice at the law firm of Jones Day in Cleveland. Among many civic and charitable activities, she is the co-chair of Cuyahoga County Invest in Children, a public/private partnership between Cuyahoga County, private funders and numerous public and private agencies providing a comprehensive system of health, human services and preschool education to children from birth to kindergarten, which serves 65,000 children each year. Among her other significant civic and charitable commitments are the Jewish Community Federation, United Way of Greater Cleveland, The Center for Families and Children and other foundation directorships. She is a graduate of Case Western Reserve University Law School, Cleveland.

Ms. Dunn’s appointment is effective immediately. She will serve the remainder of a three-year term that began January 1, 2006.

The Board of Directors of the FHLBank Cincinnati has 10 directors elected by the FHLBank’s member financial institutions, and six “public interest” directors who are appointed by the Federal Housing Finance Board. The public interest directors are selected from nominees who have broad business, civic and other experience.

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The FHLBank is an $82 billion congressionally-chartered wholesale regional bank providing financial services for residential housing and economic development to 742 member financial institutions located in Kentucky, Ohio and Tennessee. It has contributed $250.7 million for the creation of 39,338 units of lower-income housing through its Affordable Housing Program since 1990, and $4.5 million to help 879 persons become first-time homebuyers through the American Dream Homeownership Challenge. The FHLBank System includes 12 district Banks, is wholly owned by its 8,100 member institution stockholders and does not use taxpayer dollars.

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This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

www.fhlbcin.com